Exhibit 10.18

PROMISSORY NOTE

(Renewal Note)

(Fixed Rate)

$1,200,000.00	Sioux Falls, South Dakota	May 1, 2003

FOR VALUE RECEIVED, NORTHERN LIGHTS ETHANOL, LLC, a South Dakota limited liability company (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), which term shall include any future holder hereof), at 141 N. Main Avenue, Sioux Falls, South Dakota, or at such other place as Lender may from time-to-time designate in writing, in lawful money of the United States of America, the principal sum of One Million Two Hundred Thousand Dollars ($1,200,000.00) or so much thereof as may be advanced hereunder, including all amounts due or incurred by Borrower in accordance with the terms of the Security Agreement between the Lender and Borrower dated December 15, 2002, and the terms of a Security Agreement between Lender and Borrower dated June 5, 2002, as each may subsequently be amended from time-to-time (the “Security Agreements”).

RENEWAL OF LOANS.  This Promissory Note renewed the Secured Obligations represented in part by that (i) Promissory Note dated June 5, 2002, in the original principal amount of $1,000,000.00 and (ii) Promissory Note dated December 15, 2002, in the original principal amount of $500,000.00 (the “Prior Notes”).  The original principal amount of this Note represents One Million Two Hundred Thousand Dollars ($1,200,000.00) of the unpaid principal balance of the Prior Notes after application of all payments made by Borrower thereunder.

INTEREST AND REPAYMENT TERMS.  Borrower agrees to pay to the order of Lender interest at the fixed annual rate of Five and Seventy Hundredths percent (5.70%) on all outstanding amounts hereunder.  The principal amount of the Promissory Note shall be amortized over a period of four (4) years (48 months) commencing May 1, 2003.  Payments of all interest accrued hereunder and amortized principal shall be made August 1, November 1, February 1 and May 1 of each year unless such day is not a business day (in which case the business day which immediately follows such day shall apply).  The first payment hereunder shall be due August 1, 2003.  The final payment hereunder shall be due May 1, 2007 (the “Maturity Date”).  Interest shall be calculated on a 365/360 simple basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  In addition to the foregoing payments, Borrower shall pay Lender all interest accrued (or prepay interest which shall accrue) under the Prior Notes, as well as any non-principal item accrued under such Prior Notes, if any, through May 1, 2003, not later than the close of such business day.

PAYMENT AMOUNTS.  Each quarterly payment, if timely made and if there is no Event of Default hereunder, shall be in the amount of Eighty Four Thousand Four Hundred Six Dollars ($84,406.00), including the payment due on the Maturity Date.

APPLYING PAYMENTS.  All payments under this Note shall be made in immediately available funds.  In the event there is no outstanding Event of Default, all payments made hereunder shall be credited first to accrued interest, next to unpaid principal, and next, in such order as Lender may determine in its sole and absolute discretion, to other fees, charges, or costs and expenses payable by Borrower under this Note or in connection with any other Loan Document.

BREAKFUNDING PREPAYMENT INDEMNITY.

Prepayment:  There shall be no prepayments of this Note, provided that Lender may consider requests for its consent with respect to prepayment of this Note, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay Lender, upon prepayment of all or part of the principal amount before final maturity, an Indemnity Amount equal to the maximum of:  (a) zero, or (b) that amount, calculated on any prepayment date, which is derived by subtracting:  (1) the principal amount of the Note or portion of the Note to be prepaid from (2) the Net Present Value of the Note or portion of the Note to be prepaid on such date of prepayment.

“Net Present Value” shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by Lender over the shorter of the remaining contractual life of the Note or next repricing date if lender had instead initially invested the Note proceeds at the Initial Money Market Rate.  The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

“Initial Money Market Rate” shall mean the rate per annum, determined solely by Lender, on the first day of the term of this Note or the most recent repricing date or as mutually agreed upon by Borrower and Lender, as the rate at which Lender would be able to borrow funds in Money Markets for the amount of this Note and with an interest payment frequency and principal repayment schedule equal to this Note and for a term as may be arranged and agreed upon by Borrower and Lender.  Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency.  Borrower acknowledges that Lender is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of this Note.

“Money Market Rate At Prepayment” shall mean that zero-coupon rate, calculated on the date of prepayment, and determined solely by Lender, as the rate in which Lender would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Note payment or repricing date.  Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency.  A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.

“Money Markets” shall mean one or more wholesale funding mechanisms available to Lender, including negotiable certificates of deposit, eurodollar deposits, bank notes, fed funds, interest rate swaps, or others.

In calculating the amount of such an Indemnity Amount, Lender is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as Lender may deem appropriated.  If Borrower fails to pay any Indemnity Amount when due, the amount of such Indemnity Amount shall thereafter bear interest until paid at the Default Rate specified in this Note (computed on the basis of a 360-day year, actual days elapsed).  Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and such prepayment shall be applied to the principal installments in the inverse order of their maturities.  All partial prepayments shall be in increments of $100,000.00.

COLLATERAL; COORDINATION WITH SECURITY AGREEMENTS.  This Note is within the definition of “Secured Obligations” in the Security Agreements, and this Note is thus cross-collateralized by the terms of both Security Agreements and the Collateral described in each.  Capitalized terms not defined herein shall have the meaning given such terms in the Security Agreements.

LATE PAYMENT; GRACE PERIOD.  If a payment due hereunder is not made within five (5) days after the date when due, Borrower shall pay to Lender a late payment charge of Five Hundred Dollars ($500.00) to compensate Lender for a portion of the cost related to handling the overdue payment.  After any Event of Default, as defined in the Security Agreements, then the entire principal sum evidence by this Note, together with all accrued and unpaid interest, shall, at the option of the holder hereof, bear interest at the rate per annum (the “Default Rate”) equal to 3% in excess of the rate of interest per annum which would otherwise be payable hereunder, and become immediately due and payable without further notice (except as provided in the Security Agreements), demand or presentment for payment, and without any relief whatever from any valuation or appraisement laws.

PAYMENT OF OTHER ITEMS.  If Borrower defaults under any of the terms of this Note, Borrower shall pay all reasonable costs and expenses, including without limitation attorneys’ fees (including any service tax thereon) and costs, incurred by Lender in enforcing this Note immediately upon Lender’s demand, whether or not any action or proceeding is commenced by Lender.  Without limiting the generality of the preceding sentence, such costs and expenses shall include all attorneys’ fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any surety, guarantor or endorser of this Note which in any affects Lender’s exercise of its rights and remedies under this Note or under the Security Agreements or any other Loan Document.  Maker hereby stipulates that Lender is a “regulated lender” within the meaning of SDCL 54-3-13 and other applicable South Dakota statutes.

NO OFFSET.  No indebtedness evidenced by this Note shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against Lender.  To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

CERTAIN BORROWER WAIVERS.  Borrower waives presentment, protest and demand; notice of protest, demand and of dishonor and nonpayment of this Note and any lack of diligence or delays in collection or enforcement of this Note.  Borrower agrees that this Note, or any payment hereunder, may be extended from time-to-time, and Borrower consents to the release of any party liable for the obligation evidenced by this Note, the release of any of the security for this Note, the acceptance of any other security therefore, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower.

APPLICABLE LAW.  This note shall be construed under and governed by the laws of the State of South Dakota, without giving effect to conflict of laws or principles thereof, but giving effect to federal laws of the United States applicable to national banks.  Whenever possible, each provision of this note and any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this note or any other statement, instrument or transaction contemplated hereby or relating hereto.

NO WAIVER; CERTAIN MISCELLANEOUS PROVISIONS.  Failure to exercise any option provided herein shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.  No modification or waiver by Lender of any of the terms of this Note shall be valid or binding on Lender unless such modification or waiver is in writing and signed by Lender.  Without limiting the generality of the preceding sentence, no delay, omission or forbearance by Lender in exercising or enforcing any of its rights and remedies under this Note shall constitute a waiver of such rights or remedies.  Lender’s rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies, which Lender may have in connection with the Loan.  The headings of paragraphs of this Note are for convenience of the parties only and shall not be used in interpreting this Note.  If this Note is lost, stolen, or destroyed, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed by Lender, or if this Note is mutilated, upon Lender’s surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note.  Time is of the essence in the performance of each provision of this Note by Borrower.

AT THE OPTION OF LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR SOUTH DAKOTA STATE COURT SITTING IN SIOUX FALLS, SOUTH DAKOTA; AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE

OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IS SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

BORROWER AND LENDER EACH IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS (AS DEFINED IN THE SECURITY AGREEMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

Northern Lights Ethanol, LOC

By:	/s/ Delton Strasser
Delton Strasser
Its:	Chairman of the Board